Exhibit 99.1

OPHTHALMIC IMAGING SYSTEMS	CONTACTS: GIL ALLON, CEO ARIEL SHENHAR, CFO (916) 646-2020 INVESTOR RELATIONS TODD FROMER / GARTH RUSSELL KCSA Strategic Communications 212-896-1215 / 212-896-1250
221 LATHROP WAY, SUITE I
SACRAMENTO, CA 95815

OPHTHALMIC IMAGING SYSTEMS ANNOUNCES THIRD QUARTER 2009
RESULTS

- - -

Revenue for the third quarter increased 24% compared to last year

SACRAMENTO, CALIF., NOVEMBER 16, 2009 – Ophthalmic Imaging Systems (OIS) (OTC BB: OISI), a leading digital imaging, image management and EMR company today reported its financial results for the three and nine month periods ended september 30, 2009 and provided an update on recent corporate developments.

For the three months ended September 30, 2009, OIS reported a net revenue increase of 24% to $3.9 million compared to $3.2 million for the same period in 2008. The increase in revenue is due to an increase in product sales of approximately $668,000 and an increase in service revenue of approximately $91,000. Net income for the quarter ended September 30, 2009 was $86,000, or $0.00 per basic and diluted share, compared with a net loss for the quarter ended September 30, 2008 of $(416,000), or $(0.02) per basic and diluted share.

For the nine months ended September 30, 2009, OIS reported net revenues of $9.2 million, compared with net revenues of $9.5 million for the same period in 2008. The decrease in revenues is due to a decrease of product sales of approximately $617,000, which was partially offset by an increase in service revenue of approximately $374,000.

Net loss for the nine months ended September 30, 2009 was $(5.0) million, or $(0.25) per basic and diluted share, compared to the net loss for the nine months ended September 20, 2008 of $(1.1) million, or $(0.07) per basic and diluted share. The increase in net loss is mainly attributable to the impairment of debt related to accounts receivable, notes receivable, prepaid products and exclusivity rights of $4.4 million from MediVision Medical Imaging, Ltd., OIS’ former parent company and current major shareholder, amortization of research and development from the past of $0.5 million, offset by settlement income received of $1.2 million.

As of September 30, 2009, the Company reported $4.8 million in cash and cash equivalents and $5.4 million in total shareholders’ equity.

“We are pleased with the progress we have made this year advancing our business and introducing new products to the market, which is reflected in the financial results for the third quarter. Most importantly, we increased revenue for both our product and service segments, and

OIS 221 LATHROP WAY, SUITE I SACRAMENTO, CA 95815 USA	WWW.OISI.COM MAIN 800.338.8436 FAX 916.646.0207

Ophthalmic Imaging Systems
Press Release
November 16, 2009

returned to profitability on a consolidated basis. However, there is significant room for improvement as the economy recovers and our customers feel more comfortable investing in capital equipment. We believe this trend will be particularly evident among small to medium sized physicians’ offices that work on smaller budgets and make up a large part of our business,” stated Gil Allon, Chief Executive Officer of OIS. “Approximately one year ago we launched the OIS branded EMR and PM solutions, which are based on our Abraxas subsidiary’s platform. Entrance into the EMR and PM markets through the introduction of these new solutions has significantly expanded our ability to increase sales though our existing customer base of ophthalmologists.”

“At the American Academy of Ophthalmology’s 113th Annual Meeting in October, we introduced two new exciting products, the OIS EyeScan and OIS Symphony Digital Reporter, which offer significant advancements to our customers and their practices. The OIS EyeScan, which is the first totally new imaging device OIS has launched in years, is currently going through FDA review for market approval. Though not yet available, the OIS EyeScan is already highly anticipated among our customers,” Mr. Allon continued.

“The development and introduction of these new products and our OIS EMR and PM solutions are exciting next steps for OIS as a company and prove why we lead the way in new technologies for the ophthalmology industry,” concluded Mr. Allon.

About Ophthalmic Imaging Systems

Ophthalmic Imaging Systems (www.oisi.com), is the leading provider of ophthalmic digital imaging systems. The company designs, develops, manufactures and markets digital imaging systems and informatics solutions for the eye care market. With twenty five years in the ophthalmic imaging business, the company has consistently introduced new, innovative technologies. Through OIS’ subsidiary, Abraxas Medical Solutions, the Company provides Electronic Medical Records and Practice Management software to Ophthalmology as well as OB/GYN, Orthopedic and Primary care. The Company co-markets and supports our products through an extensive network of dealers, distributors, and direct representatives.

OIS is a registered member Company listed on www.OTCVillage.com.

Statements in this press release which are not historical data are forward-looking statements which involve known and unknown risks, uncertainties, or other factors not under the Company's control, which may cause actual results, performance, or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

OIS 221 LATHROP WAY, SUITE I SACRAMENTO, CA 95815 USA	WWW.OISI.COM MAIN 800.338.8436 FAX 916.646.0207

Ophthalmic Imaging Systems
Press Release
November 16, 2009

Ophthalmic Imaging Systems

Selected Financial Data

Condensed Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
NET REVENUES	$3,933,183	$3,173,696	$9,241,330	$9,484,385
COST OF SALES	$1,654,198	$1,407,260	$4,337,872	$4,432,068
GROSS PROFIT	$2,278,985	$1,766,436	$4,903,458	$5,052,317

SALES AND MARKETING	$959,282	$974,967	$2,731,518	$2,919,510
RESEARCH AND DEVELOPMENT	$692,512	$606,141	$2,107,844	$1,580,496

GENERAL AND ADMINISTRATIVE	$478,484	$557,659	$1,649,391	$1,642,675
IMPAIRMENT RELATED TO DEBT OF MEDIVISION	-	-	$4,436,187	-
TOTAL OPERATING EXPENSES	$2,130,278	$2,138,767	$10,924,940	$6,142,681
INCOME (LOSS) FROM OPERATIONS	$148,707	($372,331)	($6,021,482)	($1,090,364)
OTHER INCOME – SETTLEMENT	-	-	1,200,000	-
INTEREST AND OTHER EXPENSE, NET	($60,681)	($41,325)	($200,332)	($52,226)
NET INCOME (LOSS) BEFORE INCOME TAXES	$88,026	($413,656)	($5,021,814)	($1,142,590)
INCOME TAX EXPENSE	($2,370)	(2,083)	($5,023)	(946)
NET INCOME (LOSS)	$85,656	($415,739)	($5,026,837)	($1,143,536)

BASIC AND DILUTED NET EARNINGS (LOSS) PER SHARE	$0.00	($0.02)	($0.25)	($0.07)

SHARES USED IN THE CALCULATION OF BASIC AND DILUTED NET EARNINGS (LOSS) PER SHARE	26,500,059	16,866,831	20,289,626	16,866,831

OIS 221 LATHROP WAY, SUITE I SACRAMENTO, CA 95815 USA	WWW.OISI.COM MAIN 800.338.8436 FAX 916.646.0207